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                                                                    EXHIBIT 99.1


       COOPERATIVE BANKSHARES REPORTS 28% FIRST QUARTER EARNINGS INCREASE

For Immediate Release: APRIL 20, 2006

         Wilmington, NC--Cooperative Bankshares, Inc. (NASDAQ: "COOP") (the "Company") reported net income for the quarter ended March 31, 2006 of $1.5 million or $0.33 per diluted share, an increase of 27.5% over the same quarter last year. Net income for the quarter ended March 31, 2005 was $1.1 million or $0.26 per diluted share. The increase in net income was mainly due to a rise in net interest income caused primarily by an increase in loans. Loans increased 36.9% from March 31, 2005 to March 31, 2006. The majority of this loan growth occurred in construction and land development loans which grew $63.2 million (80.3%), one-to-four family loans which grew $58.3 million (23.9%) and commercial real estate loans which grew $55.0 million (46.9%). Loan growth was primarily attributable to continued strength in the economy of the markets in which the Company conducts its business and a continued emphasis on increased loan production. Total nonperforming assets increased to $3.4 million at March 31, 2006, primarily as a result of two residential properties totaling $3.3 million.

         Total assets increased 31.2% to $782.6 million at March 31, 2006 as compared to March 31, 2005. Asset growth was primarily the result of continued loan growth, which was primarily funded by deposit growth. Deposits at March 31, 2006 increased to $591.9 million from $565.0 million at December 31, 2005, and from $442.0 million at March 31, 2005. At March 31, 2006, stockholders' equity was $52.3 million, or $12.12 per share, and represented 6.68% of assets, compared to $51.1 million, or $11.87 per share, representing 6.85% of assets at December 31, 2005.

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 21 offices in Eastern North Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina, an office in North Myrtle Beach, South Carolina, and an office in Virginia Beach, Virginia.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

         The Company has filed a Form 8-K with the SEC containing additional financial information.

For Additional Information
--------------------------
Frederick Willetts, III, President, Todd L. Sammons, CPA, Senior Vice President/ CFO, Linda B. Garland, Vice President/ Secretary, 910-343-0181

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             COOPERATIVE BANKSHARES, INC.
                    201 MARKET ST.                                          UNAUDITED SELECTED FINANCIAL DATA
                 WILMINGTON, NC 28401                                            NASDAQ SYMBOL: COOP

        (In thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                                              03/31/06       12/31/05      09/30/05      06/30/05       03/31/05
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                       $  782,627     $ 746,266     $ 715,581     $  667,080     $ 596,336
STOCKHOLDERS' EQUITY                                             52,252        51,096        49,929         48,966        47,480
DEPOSITS                                                        591,871       564,990       542,009        512,097       441,985
BOOK VALUE (4,312,952 SHARES AS OF 03/31/06)                      12.12         11.87         11.60          11.39         11.06

NON-PERFORMING ASSETS:
  ACCRUING LOANS  90  DAYS PAST DUE                               2,006             9           316            566           321
  NON-ACCRUAL LOANS                                               1,341            23             3              3             3
  FORECLOSED REO                                                     10            26            26             16            16
                                                             -----------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS                              $    3,357     $      58     $     345     $      585     $     340
                                                             =======================================================================

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FOR THE QUARTER ENDED:                                       03/31/06       12/31/05      09/30/05      06/30/05       03/31/05
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NET INTEREST MARGIN                                                3.60%         3.69%         3.69%          3.69%         3.76%
  (NET INTEREST INCOME / AVERAGE INTEREST-EARNING ASSETS)

EARNING ASSETS / LIABILITIES                                      110.7%        111.5%        111.8%         111.7%        112.2%

STOCKHOLDERS' EQUITY/ASSETS                                        6.68%         6.85%         6.98%          7.34%         7.96%

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NET INCOME                                                   $    1,464     $   1,457     $   1,506     $    1,391     $   1,148
                                                             =======================================================================

NET INCOME PER DILUTED SHARE                                 $     0.33     $    0.33     $    0.34     $     0.32     $    0.26
                                                             =======================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                                4,395         4,386         4,379          4,374         4,372
                                                             =======================================================================

ALLOWANCE FOR LOAN LOSSES
    PROVISION                                                $      585     $     935     $     575     $      650     $     325
    CHARGE OFFS                                                       7            19            18             22            25
    RECOVERIES                                                        5             3             -              1             5
                                                             -----------------------------------------------------------------------
    BALANCE                                                  $    7,346     $   6,763     $   5,844     $    5,287     $   4,658
                                                             =======================================================================
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